Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President,	Angela Steinway
Finance and Administration,
and Chief Financial Officer
(609) 275-0500	(609) 936-2268
jack.henneman@integralife.com	angela.steinway@integralife.com
Integra LifeSciences Establishes New $600 Million Senior Secured Credit Facility
Integra establishes a $450 million 5-year revolver and a $150 million 5-year term loan A
Integra reiterates earnings per share guidance for 2010
Plainsboro, New Jersey, August 10, 2010 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today announced that it has established a $450 million, five-year, senior secured revolving credit facility and a $150 million, five-year, senior secured term loan A. The credit facility was arranged by Bank of America Securities LLC and J.P. Morgan Securities, Inc. as joint lead arrangers and joint book managers. Bank of America, N.A. is the administrative agent and JP Morgan Chase Bank is the syndication agent. A group of 20 financial institutions comprises the syndicate of lenders participating in the facility alongside Bank of America, N.A. and JP Morgan Chase Bank.
“We are pleased that so many banks have expressed their confidence in Integra. We are gratified to have established a new and larger credit facility under such favorable terms,” said Jack Henneman, Integra’s Chief Financial Officer.
The new credit facility, which amended and replaced the prior one, currently provides the following:
•	an option to increase the aggregate size of the facility by $150 million with additional commitments,
•	an extension of the current credit facility’s maturity date from December 21, 2011 to August 10, 2015, and
•	an increase in the applicable rates used for borrowings and the annual commitment fee.
Integra also entered into an interest rate swap agreement, which effectively fixes the borrowing rate on the term loan as of December 31, 2010. Currently, the borrowing rate on both the revolver and the term loan is based on the LIBOR rate plus a rate tied to the total leverage ratio of the company, ranging between 1.75% and 2.5%. Today, the borrowing rate on both the term loan and the revolver is LIBOR plus 2.25%.
Integra plans to utilize the new credit facility to refinance the company’s borrowings under its existing revolver and for capital expenditures, acquisitions, share repurchases and other general corporate purposes.
The company expects one-time costs of the refinancing transaction, which will impact third quarter expense, to be approximately $0.5 million. Integra expects the financial impact of this new financing to be approximately $1 million of incremental interest expense before taxes in each of the third and fourth quarters of 2010, and approximately $4.0 million to $5.0 million of incremental interest expense before taxes in the full year 2011.

Despite the incremental interest expense in the third and fourth quarters, Integra reiterates its earnings per share guidance provided last week of $1.92 to $2.07 on a GAAP basis and $2.60 to $2.75 on an adjusted basis. In accordance with our usual practice, the financial guidance above does not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.
“We have a nice pipeline of potential acquisition targets,” said Stuart Essig, Integra’s President and Chief Executive Officer. “This new facility provides us with increased financial flexibility, fewer covenants and access to more capital to support the company’s continued growth through 2015. Through the issuance of the term loan A and the related swap, we have locked in $150 million of long-term fixed rate financing at approximately 4%, assuming our total leverage ratio remains the same. This is very attractive, and reduces our exposure to upward fluctuations in interest rates in the coming years.”
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Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is a global medical device company dedicated to improving the quality of life for millions of patients every year. Our products are used primarily in orthopedics, neurosurgery and general surgery. Headquartered in Plainsboro, New Jersey, Integra has research and manufacturing facilities throughout the world. For more information, visit www.integralife.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2009 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
IART-F
Source: Integra LifeSciences Holdings Corporation

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